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                                                                      EXHIBIT 15

Cotton States Life Insurance Company, Inc.
Atlanta, Georgia

Ladies and Gentlemen:

Re: Registration Statement No. 2-39729 on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 6, 2002, related to our review of interim financial information.

Pursuant to Rule 436 (c) under the Securities Act of 1933, our report dated August 6, 2002 related to our review of interim financial information is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of section 7 and 11 of the Act.



/S/ KPMG LLP


Atlanta, Georgia
August 6, 2002


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